December 12, 2013

[INVESTOR]

RE: 8% CONVERTIBLE UNSECURED NOTE

Dear [INVESTOR]:

Reference is made to that certain 8% Convertible Unsecured Note dated as of [DATE], in the principal amount of [AMOUNT] dollars ($XXX) (the “Note”) made by AntriaBio, Inc., a Delaware Corporation (the “Borrower”), payable to the order of [INVESTOR] (the “Lender”). Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Note.

The Borrower has engaged Paulson Investment Company (“Paulson”) to raise up to three million five hundred thousand dollars ($3,500,000) in convertible promissory notes and to raise a follow on PIPE financing in excess of five million dollars in early 2014. The convertible promissory notes raised through Paulson will be convertible into shares of Borrower’s common stock at $0.21. The proceeds from the two Paulson-led financings will be used to further our clinical trials on our current product, lease a lab facility and perform leasehold improvements on the facility, as well as for general corporate purposes.

By its terms, the Note has an optional conversion by the Lender. The Borrower is requesting that the Lender amend sections 2.1 and 2.2 of the Note to fix the conversion price for conversion of the Note into shares of Borrower’s common stock at $0.25 per share, require a mandatory conversion at the time of the Qualified Financing and redefine the term Qualified Financing. For purposes of this letter agreement, until such time as this letter agreement terminates, a “Qualified Financing” is defined as the sale (pursuant to an equity financing, series of related equity financings or otherwise) by the Borrower of shares of Borrower’s common stock at a pre-money valuation of all of the shares of the Borrower’s stock, on an as converted fully diluted basis, of at least twenty million dollars which results in gross proceeds to the Borrower of at least three million dollars, not including the conversion of the convertible promissory notes raised through Paulson. Notwithstanding the foregoing, if the Borrower consummates an equity financing which is not a Qualified Financing as defined in this letter agreement (i.e., for a pre-money valuation of all of the shares of Borrower’s stock, on an as converted fully diluted basis, of less than twenty million dollars), then original terms of the Note shall apply, including, without limitation, the Conversion Price set forth therein.

This letter agreement is not effective until, and shall become effective with no further action of the parties hereto immediately upon, the closing of at least one million dollars of convertible promissory notes raised through Paulson (the “Closing”). The Borrower shall notify the Lender in writing of the Closing within five business days following the Closing. This letter agreement, except for the last sentence of this paragraph, will terminate on the earlier of (i) the mandatory conversion of the Note pursuant to a Qualified Financing or (ii) March 31, 2014, after which time, the original terms of the Note shall apply to the Borrower and the Lender and this letter agreement shall be null and void in all respects. Regardless of the termination of this letter agreement, the conversion of the convertible promissory notes raised through Paulson will not be considered towards a Qualified Financing (as defined in the original Note) and this provision will survive the termination of this letter agreement.

ab	999 18th Street, Suite 3000, Denver, CO 80202 303.357.4651 P 303.446.9111 F www.antriabio.com

The agreement of the Lender contained herein shall not be deemed to modify any other terms, covenants or agreements contained in the Note made by the Borrower to the Lender. The Borrower agrees that the agreement set forth in the preceding paragraph shall be limited to the precise meaning of the words as written therein and shall not be deemed (i) to be a consent to any waiver or modification of any other term or condition of the Note, or (ii) to prejudice any right or remedy that the Lender may now have or may in the future have under or in connection with any Note other than with respect to the matters for which the agreement in the preceding paragraph has been provided. The Borrower acknowledges and agrees that the agreements set forth in this letter are provided by the Lender as a financial accommodation to the Borrower. The agreement set forth in the preceding paragraph shall not alter, affect, release or prejudice in any way any of the Borrower’s obligations under the Note, and the representations and warranties made by the Borrower under the Note are true and correct as of the date hereof. This letter shall not be construed as establishing a course of conduct on the part of the Lender upon which Borrower may rely at any time in the future. The Borrower expressly waives any right to assert any claim to such effect at any time.

The Borrower hereby acknowledges and confirms that the Borrower’s obligations under the Note continue in all respects. The Borrower further acknowledges and confirms that the Note is ratified and confirmed in all respects and all terms, conditions and provisions of the Note, except as amended by this letter agreement at such time as this letter agreement becomes effective, remain unmodified and in full force and effect.

If these terms are acceptable to you, please so indicate in the space provided on the enclosed counterpart of this letter, date the same, and return it to the Borrower whereupon this letter shall become effective in accordance with its terms. If you have any questions about this letter, please do not hesitate to contact Morgan Fields, telephone number 303-357-4645.

Very truly yours,

Steve Howe, Chairman
AntriaBio, Inc.

By
Its

Accepted and Agreed to
as of December 12, 2013